Exhibit 2.3
SECOND AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of July 6, 2007, and is entered into by and among Cross Shore Acquisition Corporation, a Delaware corporation (“Parent”), Longxia Acquisition, Inc., a Pennsylvania corporation (“Merger Sub”), ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation (“Target”), the RPS Securityholders that execute a signature page to this Amendment or a Letter of Transmittal and Daniel M. Perlman and Daniel Raynor (the “RPS Securityholders Committee”).
     WHEREAS, Parent, Merger Sub, Target, the RPS Securityholders Committee and the RPS Securityholders signatories thereto are parties to that certain Agreement and Plan of Merger, dated as of April 26, 2007 and as amended by that certain First Amendment to Agreement and Plan of Merger executed by Parent, Merger Sub, Target and the RPS Securityholders Committee (as further amended, modified or supplemented from time to time, the “Merger Agreement”); and
     WHEREAS, the parties hereto desire to amend the Merger Agreement, subject to the terms and conditions of this Amendment.
     NOW, THEREFORE, in consideration of the agreements and provisions herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.
2. Amendments to the Merger Agreement.
     2.1 Section 2.1(c). Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“(i) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration subject to and in accordance with Section 2.3.
(ii) Each Target Option Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Target Optionholder Merger Consideration and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Target Optionholder Merger Consideration subject to and in accordance with Section 2.3.”
     2.2 Section 2.1(f). Section 2.1(f) of the Merger Agreement is hereby amended to delete the two references therein to “1.9947” and to replace such references with “1.8140442.”
     2.3 Section 2.3. Sections 2.3(a) and (b) are hereby amended to delete all references therein to “New Parent Warrants.”
     2.4 Section 6.1(b). Section 6.1(b) of the Merger Agreement is hereby amended to delete the reference in clause (ii) thereof to “$1,200,000” and to replace such reference with “$500,000.”
     2.5 Section 6.18. Section 6.18 of the Merger Agreement is hereby deleted.
     2.6 Section 6.20. Section 6.20 of the Merger Agreement is hereby deleted.
     2.7 Section 6.21. Section 6.21 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“Section 6.21 Tender Offer for Parent Warrants. During the Interim Period, Parent shall use commercially reasonable efforts to consummate a tender offer for all outstanding Parent Warrants pursuant to which holders of Parent Warrants shall be entitled to exchange six and one-half (6.5) Parent Warrants for one (1) share of Parent Common Stock (the “Tender Offer”).”
     2.8 Section 7.1.
          (a) Section 7.1(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
          “(i) Lockup Agreements. The Lockup Agreements shall have been delivered by each of the Persons listed in Schedule 6.18.”
          (b) A new Section 7.1(j) shall be added to Section 7.1 which shall read as follows:
“(j) Exchange of Parent Warrants in Tender Offer. At least ninety-five percent (95%) of the outstanding Parent Warrants shall have been exchanged for shares of Parent Common Stock pursuant to the Tender Offer such that no more than 1,866,667 Parent Warrants shall remain outstanding after completion of the Tender Offer.”
          (c) A new Section 7.1(k) shall be added to Section 7.1 which shall read as follows:
“(k) Repurchase of Founders Shares. Parent shall have repurchased at par value 3,000,000 of the 4,666,667 shares of the Parent Common Stock issued and outstanding immediately prior to the initial public offering of Parent’s securities on the AIM on April 28, 2006.”
          (d) A new Section 7.1(l) shall be added to Section 7.1 which shall read as follows:
“(l) Determination of Investment Bank. Either (i) Parent shall have received from an independent investment banking firm a determination with respect to the value of the Parent Merger Securities sufficient to qualify the Merger as a Qualified Business Combination, as that term is defined in Parent’s certificate of incorporation, or (ii) the Parent Stockholders shall have approved the waiver of the requirement under Parent’s certificate of incorporation that Parent obtain such determination by the vote required by Parent’s certificate of incorporation (the “Waiver Proposal”).”
     2.9 Section 7.3.
          (a) A new Section 7.3(h) shall be added to Section 7.3 which shall read as follows:
“(h) Repurchase Rights. Holders of not more than forty percent (40%), in the aggregate, of the outstanding IPO Shares (such number being 7,466,667.2 IPO Shares) shall have exercised their repurchase rights pursuant to Parent’s certificate of incorporation in respect of the Waiver Proposal and the proposal to approve the Merger at the Parent Stockholders’ Meeting; provided, however, that the condition to Closing provided for in this Section 7.3(h) may be waived by Target and the RPS Securityholders Committee only to the extent that holders of not more than sixty percent (60%), in the aggregate, of the outstanding IPO Shares (such number being 11,200,000.8 IPO Shares) shall have exercised their repurchase rights pursuant to Parent’s certificate of incorporation in respect of the Waiver Proposal and the proposal to approve the Merger at the Parent Stockholders’ Meeting.”
          (b) A new Section 7.3(i) shall be added to Section 7.3 which shall read as follows:
“(i) Sunrise Exchange. Sunrise shall have: (i) tendered forty percent (40%) of the Units covered by the Sunrise Unit Option Purchase Option for 168,000 shares of Parent Common Stock (the “Sunrise Shares”) and the aggregate number of Units with respect to which the Sunrise Unit Purchase Option shall be exercisable shall be reduced from 933,333 to 560,000, and (ii) entered into a lock-in deed relating to Common Shares of Cross Shore Acquisition Corporation among Arbuthnot Securities Limited and Parent with respect to the Sunrise Shares, which lock-in deed shall provide for a term of two years from the Closing, and shall otherwise be substantially in the form of the other Lockup Agreements for non-director shareholders.“
     2.10 Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby amended to delete the reference therein to “July 25, 2007” and to replace such reference with “August 6, 2007.”
     2.11 Section 10.2.
          (a) The definition of “Cross Shore Dividend” is hereby deleted.
          (b) The definition of “Excess Cash” is hereby deleted.
          (c) The definition of “Existing Parent Stockholders” is hereby deleted.
          (d) The definition of “Founders Shares” is hereby deleted.
          (e) The definition of “Merger Consideration” is hereby amended and restated in its entirety to read as follows:
““Merger Consideration” means, collectively, the Per Share Merger Consideration, the Warrant Per Share Merger Consideration and the Target Optionholder Merger Consideration to be paid or issued to the RPS Securityholders pursuant to this Agreement.”
          (f) The definition of “Net Parent Cash” is hereby deleted.
          (g) The definition of “New Parent Warrant” and corresponding Exhibit H are hereby deleted.
          (h) The definition of “Parent Merger Securities” is hereby amended and restated in its entirety to read as follows:
““Parent Merger Securities” means the shares of Parent Common Stock to be issued in the Merger to the RPS Securityholders.”
          (i) The definition of “Per Share Merger Consideration” is hereby amended and restated in its entirety to read as follows:
““Per Share Merger Consideration” means, for each share of Target Common Stock and Target Preferred Stock held by an RPS Securityholder, (i) $1.801 in cash and (ii) 1.4056375 fully paid and non-assessable shares of Parent Common Stock.”
          (j) The definition of “Perlman Per Share Merger Consideration” is hereby deleted.
          (k) A new definition of “Sunrise” shall be added to Section 10.2, which definition shall read as follows:

““Sunrise” means Sunrise Securities Corp.”
          (l) A new definition of “Sunrise Shares” shall be added to Section 10.2, which definition shall read as follows:
““Sunrise Shares” has the meaning set forth in Section 7.3(i).”
          (m) A new definition of “Sunrise Unit Purchase Option” shall be added to Section 10.2, which definition shall read as follows:
““Sunrise Unit Purchase Option” has the meaning set forth in the Original Offering Circular.”
          (n) A new definition of “Tender Offer” shall be added to Section 10.2, which definition shall read as follows:
““Tender Offer” has the meaning set forth in Section 6.21.”
          (o) A new definition of “Unit” shall be added to Section 10.2, which definition shall read as follows:
““Unit” has the meaning set forth in the Original Offering Circular.”
          (p) A new definition of “Waiver Proposal” shall be added to Section 10.2, which definition shall read as follows:
““Waiver Proposal” has the meaning set forth in Section 7.1(l).”
          (q) The definition of “Warrant Per Share Merger Consideration” is hereby amended and restated in its entirety to read as follows:
““Warrant Per Share Merger Consideration” means, for each share of Target Common Stock for which a Target Warrant is exercisable, (i) $1.801 in cash less the applicable exercise price payable for such share of Target Common Stock under the Target Warrant and (ii) 1.4056375 fully paid and non-assessable shares of Parent Common Stock.”
     2.12 Amendment to Schedule 2.1(g). Schedule 2.1(g) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.
     2.13 Amendment to Schedule 10.16. Schedule 10.16 to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.
     2.14 Amendments to Target Disclosure Letter.
          (a) Section 3.21(b) of the Target Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit C attached hereto.

          (b) Section 3.22(g) of the Target Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit D attached hereto.
          (c) Section 3.26 of the Target Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit E attached hereto.
     2.15 Amendment to Parent Disclosure Letter.
          (a) Section 5.4(e) of the Parent Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit F attached hereto.
          (b) Section 5.17 of the Parent Disclosure Letter is hereby amended to delete in its entirety the fourth paragraph thereof.
3. Continuing Effect. Except as specifically provided herein, the Merger Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects.
4. General Provisions.
     4.1 Governing Law. This Amendment will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware (and, to the extent applicable, Federal law), without giving effect to any conflicts of law rule or principle that might result in the application of the laws of another jurisdiction.
     4.2 Counterparts and Effectiveness of Amendment. This Amendment may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment shall become effective when and as of the date on which Parent, Merger Sub, Target, the RPS Securityholders Committee and at least one of the RPS Securityholders listed on the signature page hereto shall have executed a counterpart hereof and delivered such counterpart to the RPS Securityholders Committee (the “Effective Date”). At such time, this Amendment shall be binding and enforceable against Parent, Merger Sub, Target, the RPS Securityholders Committee and each RPS Securityholder that has signed a counterpart hereof irrespective of whether any other RPS Securityholder listed on the signature page hereto has executed a counterpart hereof. Any RPS Securityholder counterparts to this Amendment that are delivered subsequently to the Effective Date shall be deemed to have been delivered on, and shall be binding and enforceable against such RPS Securityholder as of, the Effective Date.
     4.3 Amendment. No provision of this Amendment may be amended, modified, supplemented or waived except in accordance with Section 8.3 of the Merger Agreement.
     4.4 Binding Effect. This Amendment will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub, Target, the RPS Securityholders and the RPS Securityholders Committee have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:	TARGET:

CROSS SHORE ACQUISITION CORPORATION	RESEARCH PHARMACEUTICAL SERVICES, INC.

By: /s/ Dennis M. Smith	By: /s/ Daniel M. Perlman

Name: Dennis M. Smith	Name: Daniel M. Perlman
Title: Chief Executive Officer	Title: Chief Executive Officer

MERGER SUB:	RPS SECURITYHOLDERS COMMITTEE:

LONGXIA ACQUISITION, INC.
/s/ Daniel M. Perlman

Daniel M. Perlman

By: /s/ Dennis M. Smith

Name: Dennis M. Smith
Title: Chief Executive Officer	/s/ Daniel Raynor

Daniel Raynor
Signature Page of the RPS Securityholders Follows

RPS SECURITYHOLDERS:

/s/ Daniel M. Perlman	Argentum Capital Partners, L.P.
Daniel M. Perlman
By: BR Associates Inc., its General Partner

/s/ Harris Koffer	By: /s/ Daniel Raynor

Harris Koffer	Name: Daniel Raynor
Title: Chairman

/s/ Steven Bell
Steven Bell	Argentum Capital Partners II, L.P.

By: Argentum Partners II, LLC, its General Partner
/s/ Joseph Arcangelo	By: Argentum Investments, LLC, its Managing Member
Joseph Arcangelo

By: /s/ Daniel Raynor

Name: Daniel Raynor
Merion Investment Partners, L.P.	Title: Managing Member

By: Merion Financial Partners, L.P., its General Partner

/s/ Daniel Raynor

By: Merion Fund Management, LLC, its General Partner	Daniel Raynor

The Productivity Fund IV, L.P.

By: /s/ William M. Means	By: First Analysis Management Company IV, L.L.C., its General Partner
Name: William M. Means
Title: Managing Partner	By: First Analysis Venture Operations and Research, L.L.C., Managing Member

By: First Analysis Corp., its Manager

By: /s/ James Macdonald

Name: James Macdonald
Title: Managing Director

The Productivity Fund IV Advisors Fund

By: First Analysis Management Company IV, L.L.C., its General Partner

By: First Analysis Venture Operations and Research, L.L.C., Managing Member

By: First Analysis Corp., its Manager

By: /s/ James Macdonald

Name: James Macdonald
Title: Managing Director